EXHIBIT 4.16

MINISTRY OF THE RUSSIAN FEDERATION
FOR COMMUNICATIONS

LICENSE
A 002702              No. 5860

The Ministry for Communications of the Russian Federation
in accordance with the Law on Communications in the Russian Federation gives this permission to engage in telecommunications business to

Closed Joint Stock Company
“Sotovaya kompaniya”

Legal Address:

630009, Novosibirsk, Ul. Dobrolyubova, 12

Type of Operations:

Provision of cellular radiotelephone communication services
within the 800 MHz Band

Conditions for carrying out this type of activity and the territory are set forth in the attachment which is an integral part hereof

Term of validity of the License:	until June 1, 2005

Services to be rendered as of
(no later than):	February 7, 1997

Date of registration of the License
in the Unified Register of
Communications Licenses:	February 7, 1997

First Deputy Federal Minister
For Communications	[Signature]	A.E. Krupnov
[Seal]

CONDITIONS FOR CARRYING OUT ACTIVITIES
UNDER LICENSE NO. 4879

1.

CJSC “Sotovaya Komapniya” (the Licensee) is hereby authorized to provide cellular radio-telephone communications services of the public communication network within the 800 Mhz frequency band on the territory of Novosibirsk Region.

The cellular communication services shall be provided with the use of the Licensee’s communication network created on the basis of a narrowband AMPS/D-AMPS system.

2.

The installed capacity of the network and the percentage of territory covered hereunder, provided that sufficient frequency resources are allocated under the project, must constitute as of December 31 of each year, respectively, not less than:

1997	-	12,000 numbers -	24%
1998	-	15,000 numbers -	30%
1999	-	18,000 numbers -	36%
2000	-	21,000 numbers -	42%
2001	-	24,000 numbers -	48%
2002	-	26,000 numbers -	52%
2003	-	28,000 numbers -	56%
2004	-	30,000 numbers -	60%

The percentage of territorial coverage may be adjusted in the process of fulfillment of the terms of this License.

3.

The Licensee must provide services on the licensed territory to any person requiring such services, provided the corresponding technical capacity is available.

Refusal to provide the services may be caused by circumstances under which:

•

provision of service may create danger to the security and defense of the state, health and security of people;

•

provision of service is impossible due to physical, topographic or other natural obstacles;

•

the consumer without reasonable cause disagrees with the terms of provision of service, or does not make timely payments for the provided service;

•

the consumer utilizes or intends to utilize communications equipment for any illegal purposes, receives communication services through unlawful methods, operates equipment provided in violation of the rules of technical operation, or utilizes uncertified equipment.

Refusal in each specific case must have a basis.

4.

The Licensee’s network must provide for outgoing and incoming connections between the network’s subscribers and subscribers of the public communications network of the Russian Federation.

5.

The Licensee’s network shall be connected to the public communication network of the Russian Federation at the local telephone network level subject to the technical conditions issued by OJSC “Electrosvyaz” of Novosibirsk Region.

The Licensee’s network may be connected to the public communication network on the basis of the technical conditions of other operators licensed to render local telephone services in the territory, provided they comply with the applicable traffic norms and rules.

Long-distance and international communication services to the Licensee’s network subscribers shall be rendered only through the public communications network of the Russian Federation.

6.

The numbering in the Licensee’s communication network must conform to the numbering plan of the public communication network of the Russian Federation.

7.

The Licensee shall comply with the existing standards and applicable Russian norms and rules.

Structural principles and functional capacity of the network shall comply with the international recommendations governing the structure of such networks.

8.

The Licensee’s network shall be designed and constructed so that the percentage of failures in the network per hour of maximum traffic shall not exceed 5% with the 0.025 Erl per user.

9.

The Licensee shall provide the users with communication services the quality of which corresponds to standards, technical norms, certificates and terms of agreements for provision of communication services.

10.

The Licensee shall be obligated to provide mobile cellular communications services on a daily basis, 24 hours a day, except breaks for carrying out necessary repair and maintenance works, which shall be scheduled for a time when the same cause the least harm to users.

11.

The Licensee shall be liable to users for non-fulfillment or unsatisfactory fulfillment of its obligations in the order and to the extent provided by applicable legislation of the Russian Federation.

12.

The Licensee shall be obligated to create an information service and publish a directory of subscribers of the network.

13.

The network shall be created only upon availability of the design documentation worked out in accordance with the Construction Norms and Rules and the Departmental Norms of Technological Designing (SNiP, VNTP) applicable in the Russian Federation and agreed pursuant to the established procedure.

14.

The Licensee shall be obliged to meet requirements of the Ministry for Communications of the Russian Federation regarding the procedures for traffic passing and services.

In cases stipulated by legislation of the Russian Federation the centralized coordination of the Licensee’s communications networks shall be carried out directly by the Ministry for Communications of the Russian Federation.

15.

Expenses relating to the Licensee’s communications network design and construction, its connection to the public communications network of the Russian Federation, and approval of the conditions of electromagnetic compatibility of the utilized radio equipment with the existing radio devices and settlements with the public communications network operators of the Russian Federation, shall be borne by the Licensee.

16.

Mutual traffic settlements shall be effected by the Licensee in accordance with the established procedure.

17.

The tariffs for communications services shall be established on a contractual basis.

In cases stipulated by the legislation of the Russian Federation tariffs for specific types of communications services provided by communications enterprises may be regulated by the State.

Calls to emergency services (fire brigades, police, ambulance, gas emergency services, mining rescue service, and others) must be provided free-of-charge to all individuals and legal entities.

Payments for interconnections between the networks shall be established on the basis of contracts, conditions and provisions agreed among communications companies. Disputes on such matters shall be resolved by the court or arbitration tribunal.

Subscribers shall not be charged for any calls if actual connection was not established.

18.

The Licensee will make a gratuitous and non-refundable contribution, specially designated for the development of networks and public communication network facilities, necessary for the maintenance of outgoing and incoming traffic (local, long distance and international), created by the Licensee’s network.

The amount, terms and procedure for making the contribution shall be established by the Administration of the Novosibirsk Region.

If the Licensee fails to make such a contribution (or any portion thereof) the license shall be revoked.

19.

Specific categories of public officials, diplomatic and consulate representatives of foreign states, representatives of international organizations, as well as specific groups of individuals may have certain privileges and priorities while using telecommunications facilities in terms of the order of priority, procedure of use and the amount of payment for communication services.

The list of privileges as well as categories of officials and individuals entitled to such privileges and priorities shall be determined by the legislation of the Russian Federation and normative legal acts of the political subdivisions of the Russian Federation, as well as by international treaties and agreements of the Russian Federation.

20.

The Licensee must provide official telecommunications free-of-charge pursuant to the procedure established by the Ministry of the Russian Federation for Communications.

21.

Should any acts of God, quarantines or other emergency situations arise which are provided for by the legislation of the Russian Federation, the authorized state bodies shall have the right of priority utilization and suspension of operation of networks and communication devices of the Licensee.

22.

The Licensee shall provide an absolute priority for all emergency messages related to personal safety at sea, or land, in the air or space, carrying out of emergency measures in the area of defense, security and law enforcement in the Russian Federation, as well as for messages on major accidents, catastrophes, epidemics, epizootic and acts of God.

23.

At the request of the Ministry of the Russian Federation for Communications, the Licensee shall provide information on the technical condition and development prospects of the network, conditions for the provision of telecommunication services and existing tariffs.

24.

The Licensee shall provide for strict confidentiality of communications.

Any information on messages being transmitted through the communication network of the Licensee, as well as the messages themselves may be disclosed only to the senders and addressees or their legal representatives.

Any tapping of telephone conversations, review of electronic communication messages, receipt of any information thereon or any other limitation of communication confidentiality shall be permitted only on the basis of the applicable legislation of the Russian Federation.

25.

During development, establishment and operation of the communication network, the Licensee shall, pursuant to the legislation of the Russian Federation, render assistance and allow the criminal investigation agencies to carry out such investigations using the communication network, and shall take actions to prevent disclosure of any organizational and tactic methods of such activities.

Should communication devices be used for criminal purposes harmful to the interests of individuals, society and the state, operation of the networks and communications equipment of the Licensee may be suspended by the authorized state bodies in accordance with legislation of the Russian Federation.

Connection of subscribers shall be effected after requirements of the Law of the Russian Federation “On Criminal Investigation Activities in the Russian Federation” are met.

26.

The Licensee shall take measures to prevent any unauthorized interference with the management of the network and any unauthorized control over its operation.

27.

At the request of the Ministry of the Russian Federation for Communications, the Licensee shall allow to carry out tests of the equipment using its network, unless it affects its operations.

28.

The commencement of the provision of communications services shall be permitted, in accordance herewith, only if the Licensee has obtained the permission to use radio frequencies and operate the network, issued by the State Communications Control Service of the Russian Federation.

29.

Use of technical communications devices shall be permitted provided a compliance certificate from the Ministry of the Russian Federation for Communications has been obtained.

30.

The Licensee shall not obstruct any inspections of the technical parameters of the network by the State Communications Control Service of the Russian Federation, and, if necessary, shall give such Service access to its measuring devices to be used for such work.

31.

This License shall be governed, construed and performed in accordance with the applicable legislation of the Russian Federation.

32.

The Licensee shall operate in accordance with the applicable legislation of the Russian Federation and regulations adopted by the Ministry for Communications of the Russian Federation.

33.

The Ministry of the Russian Federation for Communications reserves the right to introduce any amendments to this license due to any changes in the applicable legislation of the Russian Federation.

34.

The Licensee shall submit to local statistical agencies and the Ministry of the Russian Federation for Communications and Information periodic and annual state statistical reports on communications in accordance with the procedure established by the State Committee for Statistics of the Russian Federation.

Violation of the procedure for submission of statistical reports shall result in administrative liability in accordance with the applicable legislation.

35.

This License may not be assigned to another person.

36.

The License shall be registered within 30 days upon its issuance with the Territorial Department of the State Communications Control Service of the Russian Federation.

In case of any change in the mailing address or banking details or the telephone numbers, and in case of reorganization and liquidation of the legal entity, the Licensee shall inform the Ministry of the Russian Federation for Communications and the Territorial Department of the State Communications Control Service accordingly.

37.

Upon registration hereof license No. 1221 dated May 12, 1994 shall lose force and effect.

First Deputy Federal Minister For Communications	[Signature]	A.E. Krupnov

Deputy Head of the Department of the Organization of Licensing Activity	[Signature] [Seal]	V.D. Aleshin